As filed with the Securities and Exchange Commission on July 19, 2021

Registration No. 333-121232

Registration No. 333-144020

Registration No. 333-167783

Registration No. 333-190522

Registration No. 333-226743

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-121232

Form S-8 Registration Statement No. 333-144020

Form S-8 Registration Statement No. 333-167783

Form S-8 Registration Statement No. 333-190522

Form S-8 Registration Statement No. 333-226743

UNDER

THE SECURITIES ACT OF 1933

KNOLL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3873847 (IRS Employer Identification No.)

1235 Water Street

East Greenville, PA 18041

(215) 679-7991

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Knoll, Inc. 1996 Stock Incentive Plan

Knoll, Inc. 1997 Stock Incentive Plan

Knoll, Inc. 1999 Stock Incentive Plan

Knoll, Inc. Employee Stock Purchase Plan

The Knoll Retirement Savings Plan

Knoll, Inc. 2007 Stock Incentive Plan

Amended and Restated Knoll, Inc. 2010 Stock Incentive Plan

Knoll, Inc. Amended and Restated 2013 Stock Incentive Plan

Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan

(Full Title of the Plans)

Jacqueline H. Rice

Knoll, Inc.

1235 Water Street

East Greenville, PA 18041

Telephone: (215) 679-7991

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Adam O. Emmerich Jenna E. Levine Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Knoll, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-121232, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 14, 2004, which registered the offering of an aggregate of 17,466,660 shares of the Company’s common stock, par value $0.01 per share (“Shares”);

•	Registration Statement No. 333-144020, originally filed with the SEC on June 25, 2007, which registered the offering of an aggregate of 2,000,000 Shares;

•	Registration Statement No. 333-167783, originally filed with the SEC on June 25, 2010, which registered the offering of an aggregate of 2,000,000 Shares;

•	Registration Statement No. 333-190522, originally filed with the SEC on August 9, 2013, which registered the offering of an aggregate of 2,000,000 Shares; and

•	Registration Statement No. 333-226743, originally filed with the SEC on August 9, 2018, which registered the offering of an aggregate of 2,000,000 Shares.

On July 19, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”), among Herman Miller, Inc., a Michigan corporation (“Parent”), Heat Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, and that certain Stock Purchase Agreement, dated as of April 19, 2021 (the “Purchase Agreement”), by and between Furniture Investments Acquisitions S.C.S., a common limited partnership (société en commandite simple) and Parent, (x) Parent acquired all of the outstanding shares of the Company’s preferred stock and (y) Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Greenville, State of Pennsylvania, on this July 19, 2021.

KNOLL, INC.

By:	/s/ Jeffrey M. Stutz
Name: Jeffrey M. Stutz
Title: Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.